EXHIBIT 2.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of December 31, 2012, by and between the undersigned stockholder (“Stockholder”) of Zipcar, Inc., a Delaware corporation (the “Company”), and Avis Budget Group, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and Millennium Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered, or will enter, into an Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A (as it may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) beneficially owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Company Common Stock pursuant to Section 7 hereof, the “Shares”).

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.	Representations of Stockholder.

Stockholder represents and warrants to Parent that:

(a)	(i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Liens, and (ii) except as set forth below Stockholder’s signature on the signature page hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts, proxies or voting agreements with respect to the Original Shares.

(b)	Stockholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth below Stockholder’s signature on the signature page hereto (collectively, “Options”).

(c)	If not a natural person, Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. If not a natural person, Stockholder has full corporate power and authority and, in all cases, Stockholder has full legal capacity, to enter into, execute and deliver this Agreement and to perform fully Stockholder’s obligations hereunder (including the voting of all Shares in accordance with Section 3). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability may be limited by principles of equity.

(d)	None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both), under any provision of any organizational document, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Stockholder or to Stockholder’s property or assets (including the Shares), in each case, except for any conflict, breach or default that would not reasonably be expected to prevent or materially delay or otherwise impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e)	No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution, delivery and performance of this Agreement, except for any of the foregoing that would not reasonably be expected to prevent or materially delay or otherwise impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. If Stockholder is a natural person, no consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

(f)	There is no suit, action, proceeding, judgment, order, decree, ruling, charge, or settlement pending or, to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or otherwise impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(g)	Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other matters specified therein. Stockholder understands, acknowledges and agrees that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

3.	Agreement to Vote Shares.

Stockholder agrees during the term of this Agreement to (i) appear (in person or by proxy) at every meeting of the stockholders of the Company and at every adjournment or postponement thereof and to cause all Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote all Shares, and to cause any holder of record of Shares to vote all Shares, (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement on the date on which such meeting is held and (C) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement and (3) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws). The obligations of Stockholder set forth in this Section 3 shall apply whether or not the adoption of the Merger Agreement or any other action described above is or continues to be recommended by the Company Board (and, for the avoidance of doubt, such obligations of Stockholder shall apply despite any Change of Company Board Recommendation or Intervening Event Change of Recommendation).

4.	No Voting Trusts or Other Arrangement.

Stockholder agrees that, during the term of this Agreement, (a) Stockholder will not, (b) if Stockholder is not a natural person, Stockholder will cause its Subsidiaries not to, and (c) Stockholder will instruct and use its reasonable best efforts to cause its (and, if Stockholder is not a natural person, its Subsidiaries’) Representatives not to, directly or indirectly, deposit any of the Shares in a voting trust, grant any proxies with respect to any of the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5.	Transfer and Encumbrance.

Stockholder agrees that, during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to any direct or indirect wholly-owned subsidiary of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

6.	No Solicitation.

Stockholder agrees that, during the term of this Agreement, (a) Stockholder will not, (b) if Stockholder is not a natural person, Stockholder will cause its Subsidiaries not to, and (c) Stockholder will instruct and use its reasonable best efforts to cause its (and, if Stockholder is not a natural person, its Subsidiaries’) Representatives not to, directly or indirectly (i) initiate, solicit, propose or knowingly encourage or facilitate the submission or making of any Acquisition Proposal or engage in, continue or otherwise participate in any discussions or negotiations, or furnish to any other Person information, with respect thereto, (ii) enter into any letter of intent, agreement in principle, merger agreement or other similar agreement with any person relating to an Acquisition Proposal or (iii) form or become a member of a “group” (as such term is defined under the Exchange Act) with respect to any Equity Interests of the Company for the purpose of (A) engaging in any of the foregoing activities or (B) opposing or competing with or taking any actions inconsistent with the Transactions. Immediately following the execution and delivery of this Agreement, (1) Stockholder will, (2) if Stockholder is not a natural person, Stockholder will cause its Subsidiaries to, and (3) Stockholder will instruct and use its reasonable best efforts to cause its (and, if Stockholder is not a natural person, its Subsidiaries’) Representatives to, cease and terminate any discussions or negotiations existing as of the date of this Agreement with any Person with respect to any Acquisition Proposal. For the avoidance of doubt, nothing in this Section 6 will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement (including, without limitation, under Section 5.6 thereof), and no such actions or omissions shall be deemed a breach of this Section 6.

7.	Additional Shares.

Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement. Stockholder shall notify Parent promptly in writing of any additional shares of Company Common Stock acquired by Stockholder.

8.	Waiver of Appraisal and Dissenters’ Rights and Other Legal Actions.

Stockholder hereby (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares, and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

9.	Documentation and Information.

Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, Stockholder’s identity and ownership of the Shares, the existence of this Agreement and the nature of Stockholder’s commitments and obligations under this Agreement, and Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Stockholder agrees to promptly give Parent any information it may reasonably require relating to such Stockholder for the preparation of any such disclosure documents, and Stockholder agrees to promptly notify Parent of any required corrections with respect to any such written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

10.	Termination.

This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Stockholder shall be entitled to terminate this Agreement by written notice to the Company in the event there is any material modification, amendment or waiver to the Merger Agreement that adversely affects the consideration payable to the stockholders of the Company after the date hereof without the prior written consent of Stockholder. Sections 10, 15 and 16 shall survive the termination of this Agreement.

11.	No Agreement as Director or Officer.

This Agreement is being entered into by Stockholder solely in his, her or its capacity as the record holder and beneficial owner of the Shares, Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds any such office), and nothing in this Agreement (including, without limitation, Section 6 hereof): (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement (including, without limitation, pursuant to Section 5.6 thereof), and no such actions or omissions shall be deemed a breach of this Agreement, or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders (including, without limitation, pursuant to Section 5.6 of the Merger Agreement).

12.	Specific Performance.

The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties further agree that (i) the seeking of the remedies provided for in this Section 12 shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for specific performance under this Section 12 prior to or as a condition to terminating this Agreement (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 12 or anything set forth in this Section 12 restrict or limit a party’s right to terminate this Agreement or pursue any other remedies under this Agreement that may be available then or thereafter.

13.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

14.	Amendment; Waiver.

This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15.	Notices.

Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in Person, (b) when sent if delivered by facsimile transmission (provided confirmation of facsimile transmission is obtained), (c) on the fifth (5th) Business Day after dispatch by registered or certified mail or (d) on the next Business Day if delivered by national overnight courier. Such notices or communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

If to Parent, addressed to it at:

Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, NJ 07054
Fax:	(973) 496-5080
(973) 496-3444
Attention:	David Wyshner
Michael Tucker

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Fax:	(212) 446-4900
Attention:	David Fox
Daniel Wolf
Michael Brueck

If to Stockholder, to the address or facsimile number set forth for Stockholder on the signature page hereof.

16.	Miscellaneous.

(a)	This Agreement, and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from thereof in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court from any thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court located in Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

(d)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)	This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(f)	Stockholder shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)	The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)	The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub.

(i)	The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other party; provided, that Parent may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent.

(j)	All expenses incurred by the parties hereto, including in connection with the negotiation and preparation of this Agreement, shall be borne solely and entirely by the party which has incurred the same.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

AVIS BUDGET GROUP, INC.

By:
Name: Title:

[Signature Page to Voting Agreement with Stockholder of Zipcar, Inc.]

STOCKHOLDER

By:

Name:

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:

Number of Company Options Beneficially Owned as of the Date of this Agreement:

Street Address:

City/State/Zip Code:

Fax:

[Signature Page to Voting Agreement with Stockholder of Zipcar, Inc.]

Exhibit A

Merger Agreement